Exhibit 16.1

Weinberg and Company
1925 Century Park East, Suite 1120
Los Angeles, Ca.  90067
310-601-2200
310-601-2201 (fax)

April 21, 2009

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Re:  EFT BioTech Holdings, Inc.

Dear Sirs:

We were previously the principal accountants for EFT BioTech Holdings, Inc., a Nevada corporation (the “Company”). As of May 4, 2008, we were no longer engaged as the Company’s principal accountants.  We have read the Company’s statements under “Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of its Amendment No. 2 to its Form 10 (File No.: 001-34222) and we agree with such statements.

We hereby consent to the filing of this letter as an exhibit to the Company’s Amendment No. 2 to Form 10.

Yours truly,

/s/ Weinberg and Company